Exhibit 21.1

Subsidiary Information

As of February 26, 2010

Company	Jurisdiction of Incorporation	Doing Business As
Biovail Technologies West Ltd.	Ontario	Biovail Technologies West Ltd.
Prestwick Pharmaceuticals Canada Inc.	Canada	Prestwick Pharmaceuticals Canada Inc.
Biovail Americas Corp.	Delaware	Biovail Americas Corp.
Biovail Distribution Corporation	Delaware	Biovail Distribution Corporation
Biovail Technologies Ltd.	Delaware	Biovail Technologies Ltd.
BTA Pharmaceuticals, Inc.	Delaware	BTA Pharmaceuticals, Inc.
Biovail NTI Inc.	Delaware	Biovail NTI Inc.
Prestwick Pharmaceuticals, Inc.	Delaware	Prestwick Pharmaceuticals, Inc.
Fuisz Technologies Properties Inc.	Delaware	Fuisz Technologies Properties Inc.
Biovail Holdings International SRL	Barbados	Biovail Holdings International SRL
Biovail Insurance Incorporated	Barbados	Biovail Insurance Incorporated
Biovail Laboratories International SRL	Barbados	Biovail Laboratories International SRL
Biovail Laboratories International (Barbados) SRL	Barbados	Biovail Laboratories International (Barbados) SRL
Hythe Property Incorporated	Barbados	Hythe Property Incorporated
Biovail International Holdings Limited	Ireland	Biovail International Holdings Limited
Biovail Technologies (Ireland) Limited	Ireland	Biovail Technologies (Ireland) Limited
Biovail International S.a.r.l.	Luxembourg	Biovail International S.a.r.l.
Biovail SA	Switzerland (Zug)	Biovail SA
Biovail U.K. Ltd.	United Kingdom	Biovail U.K. Ltd.
Pharma Pass SA	France	Pharma Pass SA